EXPRESS, INC. REPORTS THIRD QUARTER 2023 RESULTS

Reiterates $80 million in savings in 2023, delivered $30 million in savings in the third quarter of 2023

Reiterates goal to deliver $200 million in annualized savings by 2025

Columbus, Ohio - November 30, 2023 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the third quarter of 2023. These results, which cover the thirteen weeks and thirty-nine weeks ended October 28, 2023, are compared with the thirteen weeks and thirty-nine weeks ended October 29, 2022.

"During the past three months, I have had the opportunity to assess our operating capabilities, organizational structure and processes, marketing and customer acquisition abilities, and merchandise and product strategies," said Stewart Glendinning, Chief Executive Officer. "Express has the right building blocks in place with a strong portfolio of brands, a high-potential partnership with WHP and a premier omnichannel platform. Our efforts to unlock our full potential and improve our performance are already underway."

Third Quarter 2023 Operating Results
•Consolidated net sales increased 5% to $454.1 million from $434.1 million in the third quarter of 2022,
◦Express and UpWest Brands
▪Net sales decreased 7% to $402.0 million from $434.1 million in the third quarter of 2022, with comparable sales down 6%
▪Comparable retail sales, which includes both Express stores and eCommerce, were down 4% compared to the third quarter of 2022. Retail stores comparable sales decreased 16% while eCommerce comparable sales increased 10%
▪Comparable outlet sales decreased 13% compared to the third quarter of 2022
◦Bonobos Brand
▪Net sales were $52.1 million
•Gross margin was 24.1% of net sales compared to 27.8% of net sales in last year's third quarter, a decrease of approximately 370 basis points
◦Merchandise margin contracted by 440 basis points primarily driven by increased promotional activity and 370 basis points of royalty expense related to the joint venture with WHP
◦Buying and occupancy expenses as a percent of net sales leveraged approximately 70 basis points and was positively impacted by the Bonobos acquisition
•Selling, general, and administrative (SG&A) expenses were $143.6 million, 31.6% of net sales, versus $150.1 million, 34.6% of net sales, in last year's third quarter. The leverage in the SG&A expense rate was driven by $30 million of annualized expense savings from reductions in our marketing and store labor costs, as well as a reduction in force in our corporate office that was implemented in August
•Operating loss was $28.7 million and includes the impact of a $1.1 million non-cash impairment charge. This compares to operating loss of $29.5 million in the third quarter of 2022
•Income tax expense was $1.9 million at an effective tax rate of (5.4)%, versus $0.8 million at an effective tax rate of (2.3)% during the third quarter of 2022. The Company's effective tax rate for the third quarter of 2023 reflects the impact of the Company's return-to-provision adjustment, an adjustment to a refund claim made under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), and the recording of an additional valuation allowance against the Company's current year losses
•Net loss was $36.8 million, or $9.83 per diluted share1, compared to net loss of $34.4 million, or $10.09 per diluted share, in the third quarter of 2022
•Earnings before interest, taxes, depreciation, and amortization (EBITDA)2 was negative $17.1 million, compared to negative $14.5 million in the third quarter of 2022
1 The Company effected a 1-for-20 reverse stock split on August 30, 2023, which decreased shares outstanding from 74.9 million to 3.7 million. As a result, net loss per share for periods prior to the second quarter of 2023 have been recast to reflect the reduction in weighted average shares outstanding.

2 EBITDA is a non-GAAP financial measure. Please see Schedule 4 – Supplemental Information and the reconciliation contained therein for additional information concerning this non-GAAP financial measure.

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $34.6 million at the end of the third quarter of 2023 versus $24.6 million at the end of the third quarter of 2022
•Inventory was $480.9 million, including $57.7 million of Bonobos inventory, at the end of the third quarter of 2023, up 14% compared to $422.7 million at the end of the third quarter of 2022. Excluding Bonobos, inventory was flat compared to the end of the third quarter of 2022
•CARES Act receivable was $45.1 million

•Total debt was $274.7 million at the end of the third quarter of 2023 compared to $235.4 million at the end of the third quarter of 2022
•At the end of the third quarter of 2023, $21.7 million remained available for borrowing under the revolving credit facility provided by the Company's asset-based loan credit agreement and asset-based term loan agreement
•Net cash used in operations was $131.4 million for the thirty-nine weeks ended October 28, 2023, compared to net cash used in operations of $95.9 million for the thirty-nine weeks ended October 29, 2022
•Capital expenditures totaled $23.3 million for the thirty-nine weeks ended October 28, 2023, compared to $24.3 million for the thirty-nine weeks ended October 29, 2022

Expense Reduction Initiatives
The Company is continuing to conduct a comprehensive review of its business model to identify actions that are expected to meaningfully reduce pre-tax costs and enable a more efficient and effective organization and has engaged external advisors to assist in this effort. The Company is reiterating its stated goal to deliver over $200 million in annualized savings by 2025 versus 2022.

The Company is reiterating that it will realize $80 million of cost reductions for fiscal 2023 versus fiscal 2022. In the third quarter of 2023, the Company delivered $30 million of these cost savings.

In addition, the Company is reiterating that $120 million in annualized expense reductions for fiscal 2024 versus 2022 have been identified and implemented, which are inclusive of the savings effectuated for fiscal 2023. The Company is also aggressively pursuing at least $50 million in gross margin expansion opportunities by leveraging efficiencies in sourcing, production and the supply chain.

2023 Outlook
The Company’s full year outlook has been updated and takes into consideration the currently challenging macroeconomic environment, including reduced consumer spending and increased price sensitivity in discretionary categories.

The full year of 2023 will include a 53rd week, with the fourth quarter of 2023 consisting of 14 weeks. The 53rd week is estimated to add approximately $25 million to net sales in the fourth quarter and full year of 2023.

Fourth Quarter 2023
The Company expects the following for the fourth quarter of 2023 compared to the fourth quarter of 2022:
•Net sales of approximately $565 million to $590 million, including the 14th week and approximately $60 million in Bonobos net sales
•Operating margin of negative mid-single digits
•Net interest expense of $6 million
•Effective tax rate of essentially zero percent
Full Year 2023
The Company expects the following for the full year of 2023 compared to the full year of 2022:
•Net sales of approximately $1.840 billion to $1.865 billion, including the 53rd week and approximately $150 million in Bonobos net sales
•Net interest expense of $20 million
•Effective tax rate of approximately zero percent
•Diluted loss per share of $46.00 to $50.00
•Capital expenditures of approximately $25 million
See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss third quarter 2023 results is scheduled for November 30, 2023 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor. A telephone replay of this call will be available beginning at 12:00 p.m. ET on November 30, 2023 until 11:59 p.m. ET on December 7, 2023, and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468.

About Express, Inc.
Express, Inc. is a multi-brand fashion retailer whose portfolio includes Express, Bonobos and UpWest. The Company operates an omnichannel platform as well as physical and online stores. Grounded in a belief that style, quality and value should all be found in one place, Express is a brand with a purpose - We Create Confidence. We Inspire Self-Expression. - powered by a styling community. Bonobos is a menswear brand known for exceptional fit and an innovative retail model. UpWest is an apparel, accessories and home goods brand with a purpose to Provide Comfort for People & Planet.

The Company has approximately 530 Express retail and Express factory outlet stores in the United States and Puerto Rico, the Express.com online store and the Express mobile app; approximately 60 Bonobos Guideshop locations and the Bonobos.com online store; and 12 UpWest retail stores and the UpWest.com online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information about our Company, please visit www.express.com/investor and for more information about our brands, please visit www.express.com, www.bonobos.com or www.upwest.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives, (4) statements regarding the Company’s workforce reduction and other cost reduction actions, including, but not limited to, charges associated with the workforce reduction and the financial benefits (and the timing of the realization of such benefits) expected from such actions, and (5) the anticipated benefits or effects of the Bonobos acquisition, including statements regarding operating results, financial efficiencies, operational synergies, and our plans, objectives, expectations and intentions related to the acquired assets. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the duration and severity of ongoing negative macroeconomic conditions caused by the COVID-19 pandemic and their future impact on our business operations, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors including selling through inventory at an appropriate price; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, inventory levels, and sales mix between stores and eCommerce; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers;

(9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers, including our efforts to optimize our omni-channel platform through our partnership with WHP Global; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) labor shortages and supply chain disruption; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including, but not limited to, engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our current credit facility, including asset based requirements related to inventory levels, ability to make additional borrowings, and restrictions on the ability to effect share repurchases; (24) our inability to maintain compliance with covenants in our current credit facility; (25) changes in tax requirements, results of tax audits, and other factors including timing of tax refund receipts, that may cause fluctuations in our effective tax rate; (26) changes in tariff rates; (27) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, (28) risks related to our strategic partnership with WHP Global; (29) our ability to realize the expected strategic and financial benefits of the Bonobos acquisition; (30) our failure to maintain compliance with the continued listing requirements of the New York Stock Exchange; and (31) the financial and other effects of our workforce reduction and other cost reduction actions, including our inability to realize the benefits from such actions within the anticipated timeframe. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 28, 2023	January 28, 2023	October 29, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$34,643	$65,612	$24,592
Receivables, net	32,136	12,374	16,669
Income tax receivable	2,439	1,462	1,532
Inventories	480,867	365,649	422,666
Prepaid royalty	18,712	59,565	—
Prepaid rent	5,083	7,744	5,964
Other	24,999	21,998	26,100
Total current assets	598,879	534,404	497,523

Right of Use Asset, Net	534,209	505,350	533,506

Property and Equipment	1,017,462	1,019,577	1,002,902
Less: accumulated depreciation	(900,482)	(886,193)	(869,910)
Property and equipment, net	116,980	133,384	132,992

Non-Current Income Tax Receivable	45,079	52,278	52,278
Equity Method Investment	166,210	166,106	—
Other Assets	6,401	6,803	4,672
TOTAL ASSETS	$1,467,758	$1,398,325	$1,220,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$189,296	$189,006	$190,874
Accounts payable	263,221	191,386	229,661
Deferred royalty income	3,832	19,852	—
Deferred revenue	39,395	35,543	31,947
Short-term debt	4,159	—	4,500
Accrued expenses	113,165	105,803	118,984
Total current liabilities	613,068	541,590	575,966

Long-Term Lease Liability	417,590	406,448	437,091
Long-Term Debt	270,513	122,000	230,861
Other Long-Term Liabilities	18,632	20,718	9,454
Total Liabilities	1,319,803	1,090,756	1,253,372

Commitments and Contingencies

Total Stockholders’ Equity (Deficit)	147,955	307,569	(32,401)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,467,758	$1,398,325	$1,220,971

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net Sales	$454,063	$434,145	$1,272,664	$1,349,849
Cost of Goods Sold, Buying and Occupancy Costs	344,546	313,528	998,985	944,031
GROSS PROFIT	109,517	120,617	273,679	405,818
Operating Expenses (Income):
Selling, general, and administrative expenses	143,645	150,090	429,084	434,461
Royalty income	(5,387)	—	(16,020)	—
Other operating expense (income), net	1	36	(957)	(443)
TOTAL OPERATING EXPENSES	138,259	150,126	412,107	434,018

OPERATING LOSS	(28,742)	(29,509)	(138,428)	(28,200)
Interest Expense, Net	6,170	4,668	12,987	11,962
Other Income, Net	—	(509)	—	(1,385)
LOSS BEFORE INCOME TAXES	(34,912)	(33,668)	(151,415)	(38,777)
Income Tax Expense	1,899	780	2,879	549
NET LOSS	$(36,811)	$(34,448)	$(154,294)	$(39,326)

EARNINGS PER SHARE:
Basic(1)	$(9.83)	$(10.09)	$(41.42)	$(11.59)
Diluted(1)	$(9.83)	$(10.09)	$(41.42)	$(11.59)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic(1)	3,746	3,414	3,725	3,394
Diluted(1)	3,746	3,414	3,725	3,394

1.All share and per share amounts have been retrospectively adjusted to reflect the Company’s 1-for-20 reverse stock split which was effected after the close of market on August 30, 2023.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(154,294)	$(39,326)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,529	45,076
Loss on disposal of property and equipment	42	57
Impairment of property, equipment and lease assets	2,112	—
Share-based compensation	(4,951)	7,617
Landlord allowance amortization	(230)	(310)
Changes in operating assets and liabilities:
Receivables, net	(17,690)	(4,925)
Income tax receivable	6,222	(145)
Prepaid royalty	40,853	—
Inventories	(63,925)	(63,871)
Deferred royalty income	(16,020)	—
Accounts payable, deferred revenue, and accrued expenses	51,336	(4,865)
Other assets and liabilities	(15,351)	(35,177)
NET CASH USED IN OPERATING ACTIVITIES	(131,367)	(95,869)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,288)	(24,340)
Acquisition, net of cash acquired	(28,300)	—
Costs related to WHP transaction	(104)	—
NET CASH USED IN INVESTING ACTIVITIES	(51,692)	(24,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	286,250	252,000
Repayment of borrowings under the revolving credit facility	(195,606)	(143,000)
Proceeds from borrowings under the term loan facility	65,000	—
Repayment of borrowings under the term loan facility	—	(3,375)
Costs incurred in connection with debt arrangements	(3,185)	—
Repurchase of common stock for tax withholding obligations	(369)	(2,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	152,090	103,625

NET DECREASE IN CASH AND CASH EQUIVALENTS	(30,969)	(16,584)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	65,612	41,176
CASH AND CASH EQUIVALENTS, END OF PERIOD	$34,643	$24,592

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income (loss), adjusted net income (loss), adjusted diluted earnings per share and EBITDA. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share
Adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share exclude the impact of certain items that the Company does not believe are directly related to its underlying operations.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, adjusted operating income (loss), adjusted net income (loss), and adjusted diluted earnings per share may differ from similarly titled measures used by other companies due to different methods of calculation. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income (loss), net income (loss), or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed together with the GAAP results, provide a more complete understanding of the Company's business. A reconciliation of adjusted operating income (loss), adjusted net income (loss) and adjusted diluted earnings per share to the most directly comparable GAAP measure is set forth below:

	Thirty-Nine Weeks Ended October 28, 2023
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact(a)	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding(e)
Reported GAAP Measure	$(138,428)		$(154,294)	$(41.42)	3,725
Impact of restructuring(b)	4,658	—	4,658	1.25
Acquisition-related and integration costs(c)	4,595	—	4,595	1.23
Impairment of property, equipment and lease assets(d)	996	—	996	0.27
Adjusted Non-GAAP Measure	$(128,179)		$(144,045)	$(38.67)
a.Items tax effected at the applicable deferred or statutory rate offset by the recording of a non-cash valuation allowance.
b.Represents restructuring charges primarily related to employee severance and benefits of which $2.7 million was recorded in cost of goods sold, buying and occupancy costs and $2.0 million was recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
c.Represents acquisition-related and integration costs incurred in connection with the acquisition of Bonobos, which were recorded in selling, general and administrative expenses in the unaudited Consolidated Statements of Income and Comprehensive Income.
d.Represents a non-cash impairment charge taken against certain long-lived store related assets and right of use assets, which was recorded in cost of goods sold, buying and occupancy costs in the unaudited Consolidated Statements of Income and Comprehensive Income.
e.Share amount reflects the Company’s 1-for-20 reverse stock split which was effected after the close of market on August 30, 2023.

EBITDA
EBITDA is defined as net income (loss) before interest expense (net of interest income), income tax expense and depreciation and amortization expense.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.
Limitations of the Usefulness of This Measure
Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Therefore, this measure may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net loss	$(36,811)	$(34,448)	$(154,294)	$(39,326)
Interest expense, net	6,170	4,668	12,987	11,962
Income tax expense	1,899	780	2,879	549
Depreciation and amortization	11,679	14,550	40,800	43,763
EBITDA (Non-GAAP Measure)	$(17,063)	$(14,450)	$(97,628)	$16,948

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2023 - Actual			October 28, 2023 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(1)	324
Outlet Stores	1	(1)	194
Express Edit Stores	—	—	11
UpWest Stores	1	—	12
Bonobos Guideshops	—	(1)	59
TOTAL	2	(3)	600	4.5 million

Fourth Quarter 2023 - Projected			February 3, 2024 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(3)	321
Outlet Stores	—	—	194
Express Edit Stores	—	—	11
UpWest Stores	1	(2)	11
Bonobos Guideshops	—	—	59
TOTAL	1	(5)	596	4.5 million

Full Year 2023 - Projected			February 3, 2024 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(11)	321
Outlet Stores	1	(5)	194
Express Edit Stores	1	—	11
UpWest Stores	3	(5)	11
Bonobos Guideshops	—	(1)	59
TOTAL	5	(22)	596	4.5 million